Exhibit 16.1

[PwC Letterhead]

April 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Viasystems, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Viasystems, Inc. dated April 18, 2006. We agree with the statements concerning our Firm in such Form 8-K, however, we cannot provide any assurance as to the date upon which Viasystems, Inc. will file its Form 10-Q for the quarter ended March 31, 2006.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP